AMENDMENT TO AGREEMENT

WHEREAS, Laidlaw International, Inc. (“Laidlaw”) as the reorganized successor to Laidlaw Inc. under Chapter 11 of the U.S. Bankruptcy Code, and the Pension Benefit Guaranty Corporation (“PBGC”) are parties to an Agreement dated June 18, 2003 (the “Agreement”);

WHEREAS, pursuant to the Agreement among other things Laidlaw agreed to establish a trust to hold shares of its common stock as security for certain obligations under the Agreement (the “Stock Trust”) and contribute shares of common stock having a value of no less than $50,000,000 at the time of such contribution (the “Stock”);

WHEREAS, Laidlaw entered into a trust agreement (the “Trust Agreement”) dated June 20, 2003 with U.S. Trust Company, N.A., as trustee of the Stock Trust (the “Trustee”) pursuant to which the Trustee would hold the Stock and in accordance with the terms of the Trust Agreement and the Agreement would sell the Stock no later than December 31, 2004 and contribute the proceeds thereto to the Plans (as defined in the Agreement);

WHEREAS, Laidlaw and the PBGC have mutually agreed that the Trustee may delay the sale of the Stock and the contribution of the proceeds to the Plan from December 31, 2004 until no later than April 15, 2005;

WHEREAS, the Agreement may be amended in writing signed by the parties thereto;

NOW, THEREFORE, the parties hereto hereby amend the Agreement as follows:

1.	By adding the following definitions to Section 1 of the Agreement:

“Interest” means an amount equal to interest accruing at a rate equal to the average rate of return on assets of the Plans for the Plan Year ending December 31, 2004 on a principal balance equal to the fair market value of the Stock on December 31, 2004, over the period commencing on December 31, 2004 and ending on the date the Stock is liquidated under the Stock Trust and the proceeds thereof contributed to the Plans.

“Stock” means the shares of common stock of Laidlaw held in the Stock Trust.

2.	By substituting the following for Section II.A.1(c) of the Agreement:

“(c) Not later than April 15, 2005, the Laidlaw Group shall pay in cash to the Plans Enhanced Contributions in the aggregate amount of no less than $50,000,000 plus the amount of Interest, which such Enhanced Contributions shall be allocated to the Plan Years in which the payments are actually made (or to the prior Plan Years, if made within eight and one-half (8 1/2) months of the end of any such prior Plan Years) for Funding Standard Account purposes. These payments will be in addition to any Minimum Funding Contributions owed to the Plan for the corresponding Plan Years.”

3.	By substituting the following for Section II.B.2 of the Agreement:

“2. Laidlaw shall make the Stock freely transferable by the Trustee as soon as reasonably practicable. The Stock may be sold in one or more transactions fro no less than the current fair market value at the time of the sale. Subject to compliance with applicable federal and state securities laws, the Trustee will have the duty to sell the Stock as soon as practicable an in a manner designed to maximize sale proceeds, but no later than April 15, 2005. Immediately upon such sale(s) the Trustee shall contribute all of the proceeds to the Plan pursuant to the Trust Agreement. Upon sale of all of the Stock and liquidation of the Stock Trust, Laidlaw shall contribute an amount equal to the Interest to the Plans. To the extent such proceeds and the amount of Interest are allocated among the Pension Plan in the proportions described in Section II.A.2, such proceeds and Interest shall be treated as a cash payment to the Pension Plans under Section II.A.1.(c). Laidlaw’s consent will be required for any Trustee-initiated sales of Stock, and subject to compliance with applicable federal and state securities laws, Laidlaw will have the right to direct the Trustee to sell the Stock.”

4.	By substituting the following for Section II.C.2.(c) and adding Section II.C.2.(d) to the Agreement:

“(c) For each Plan’s Plan Year ending December 31, 2005, the Required Credit Balance shall equal the sum of (i) and (ii) below, where

(i) is such Plan’s Required Credit Balance for the 2004 Plan Year, plus the amount of interest calculated at the Plan’ Funding Interest Rate; and

(ii) is the amount, if any, of such Plan’s share of the Enhanced Contributions made to the Plan during or attributable to the 2005 Plan Year from the Laidlaw Group’s performance of its obligations described in Section II.A.1.(c) of this Agreement, plus the amount of interest calculated at the Plan’s Funding Interest Rate. If Enhanced contributions made during or attributable to the 2005 Plan Year under Section II.A.1.(c) of this Agreement are greater than $50,000,000 in total, the excess over $50,000,000 is not reflected in the 2005 Required Credit Balance.

(d) For each Plan Year ending December 31, 2006 and thereafter for so long as the Agreement is in effect, each Pension Plan’s Required Credit Balance shall equal the Plan’s Required Credit Balance for the previous year plus the amount of interest calculated at the Plan’s Funding Interest Rate.”

5. By substituting the following for Section V.L of the Agreement:

“As soon as practical but not later than 15 days following the sale of the Stock, written confirmation accounting for the sale of the Stock, including the number of shares sold and the net proceeds, as well as the calculation of Interest, and the amounts contributed to the Plans pursuant to Section II.A.1.(c) above.”

In all other respects the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have caused this Amendment to the Agreement to be executed on the date set forth below by their duly authorized officers.

LAIDLAW INTERNATIONAL, INC.,
on its own behalf and on behalf of all Encumbered Subsidiaries

By:
Name:
Title:
Date:

GREYHOUND LINES, INC.

By:
Name:
Title:
Date:

PENSION BENEFIT GUARANTY CORPORATION

By:
Name:
Title:
Date: